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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 000-26496

                      Cybex Computer Products Corporation
               (Exact Name of Registrant as Specified in Charter)

                              4991 Corporate Drive
                           Huntsville, Alabama 35805
                                 (256) 430-4000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         Common Stock, $.001 par value
            (Title of each class of securities covered by this Form)

                                      None
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]         Rule 12h-3(b)(1)(ii)         [ ]
     Rule 12g-4(a)(1)(ii)     [ ]         Rule 12h-3(b)(2)(i)          [ ]
     Rule 12g-4(a)(2)(i)      [ ]         Rule 12h-3(b)(2)(ii)         [ ]
     Rule 12g-4(a)(2)(ii)     [ ]         Rule 15d-6                   [ ]
     Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification or notice of date: One (1)

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Cybex Computer Products Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    CYBEX COMPUTER PRODUCTS CORPORATION


Dated: September 29, 2000           By: /s/ Douglas E. Pritchett
                                       --------------------------------------
                                        Douglas E. Pritchett
                                        Senior Vice President - Finance and
                                        Chief Financial Officer and Treasurer